Exhibit 99.1

SWS Group, Inc. Reports Fiscal 2012 First Quarter Net Income of $1.7 Million

Banking Segment Records Pretax Profit for Second Consecutive Quarter

DALLAS, November 8, 2011 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today reported net income of $1.7 million, or diluted earnings per share of $0.05, for the Company’s fiscal 2012 first quarter ended September 30, 2011, compared with a net loss of $20.7 million, or $0.64 per diluted share, for the first quarter of the prior fiscal year. Net revenues (total revenues less interest expense) in the first quarter of fiscal 2012 were $76.7 million, as compared to $97.6 million in the same quarter of last fiscal year.

“The results of our fiscal 2012 first quarter demonstrate our success in executing a disciplined approach to addressing the credit quality issues at our banking subsidiary, while strengthening our broker-dealer business lines,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “Our banking segment continues to show renewed signs of strength as it reported a pretax profit for the second consecutive quarter and reduced the level of classified assets, while maintaining capital ratios well above regulatory requirements. We look forward to making additional progress as we prepare to deploy the capital raised in our recent transaction with Hilltop Holdings and Oak Hill Capital.”

In the first quarter of fiscal 2012, net revenues decreased $20.9 million from the first quarter of fiscal 2011, primarily due to declines in net interest revenue, net gains on principal transactions and commissions. A 36 percent decrease in the average loan balance at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), was the primary contributor to the $9.3 million decrease in net interest revenue for the fiscal 2012 first quarter, as compared to the first quarter of fiscal 2011. Reduced customer trading activity in the taxable fixed income business and reduced underwriting activity in the municipal finance business led to declines in commissions and net gains on principal transactions in the first quarter of fiscal 2012, compared to the prior fiscal year period.

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SWS Reports First Quarter Fiscal 2012 Results / 2

Operating expenses in the first quarter of fiscal 2012 decreased to $73.0 million from $127.9 million in the first quarter of fiscal 2011. The reduction was primarily due to a $39.5 million decrease in the Bank’s provision for loan losses and an $8.6 million decrease in the Bank’s real estate owned (“REO”) loss provision, outside services related to loan file review and real estate-related expenses, as well as a decrease in legal expenses in the first quarter of fiscal 2012.

Clearing Segment

The clearing segment reported a pretax loss of $76,000 for the first quarter of fiscal 2012, compared to pretax income of $493,000 in the first quarter of fiscal 2011. Net revenues in the segment decreased 8 percent to $5.0 million for the quarter, compared to $5.4 million in the same quarter last fiscal year. Net revenue from clearing services fees increased 9 percent to $2.7 million, and net interest revenue increased 1 percent to $1.6 million for the first quarter, as compared to the prior fiscal year period. These increases were offset by a $647,000 decline in other revenue primarily from money market fund administration fees compared to the same quarter last fiscal year.

Tickets processed for high-volume trading firms increased 7 percent during the fiscal 2012 first quarter compared to the same quarter last fiscal year, while tickets processed for general securities broker-dealers increased 9 percent. Revenue per ticket was $4.74 for the quarter, a 1 percent increase from $4.67 in the first quarter of fiscal 2011.

Clearing segment operating expenses for the three-month period ended September 30, 2011 were $5.0 million, compared to $4.9 million in the same period last fiscal year. The 3 percent increase was primarily due to a $363,000 increase in operations and information technology expense, partially offset by a $124,000 reduction in legal expenses.

Retail Segment

The retail segment reported pretax income of $1.3 million on net revenues of $29.2 million for the fiscal 2012 first quarter, as compared to pretax income of $317,000 on net revenues of $28.1 million in the first quarter of fiscal 2011. The 4 percent increase in net revenues was primarily due to an increase of $925,000 in insurance product sales for the fiscal 2012 first quarter, as compared to the same quarter last fiscal year. Total customer assets were $12.6 billion at September 30, 2011, as compared to $13.3 billion at September 24, 2010, while assets under management were $648 million at September 30, 2011 and $571 million at September 24, 2010.

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SWS Reports First Quarter Fiscal 2012 Results / 3

Retail segment operating expenses increased slightly to $27.9 million for the fiscal 2012 first quarter from $27.8 million in the same quarter last fiscal year. The largest contributor to the increase was a 4 percent increase in commissions and other employee compensation expense. This was partially offset by a $509,000 reduction in legal expenses and a $173,000 reduction in occupancy, equipment and computer service expenses for the first quarter of fiscal 2012, as compared to the first quarter of fiscal 2011.

Institutional Segment

The institutional segment reported pretax income of $10.2 million on net revenues of $33.3 million for the fiscal 2012 first quarter, compared to pretax income of $15.1 million on net revenues of $42.6 million for the same period last fiscal year. Commissions decreased $3.0 million due to reduced customer activity, primarily in the taxable fixed income business. A decrease in new issues also led to lower municipal finance commissions, while investment banking fees decreased $747,000, or 9 percent, in the three-month period ended September 30, 2011, from the same period last fiscal year. Corporate finance fees increased $1.3 million in the quarter, due primarily to an increase in mergers and acquisitions transactions.

Net gains on principal transactions decreased 45 percent to $6.6 million for the first quarter of fiscal 2012, from $12.2 million in the first quarter of fiscal 2011. Taxable fixed income accounted for $3.4 million of the decline and municipal finance accounted for $2.4 million.

Institutional segment operating expenses decreased 16 percent to $23.1 million in the fiscal 2012 first quarter, from $27.5 million in the same quarter last fiscal year, due primarily to a decrease in commissions and other compensation expense.

Banking Segment

The Bank reported pretax income of $2.7 million for the fiscal 2012 first quarter on net revenues of $13.0 million, as compared to a pretax loss of $38.0 million on net revenues of $21.2 million for the same period last fiscal year. The Bank’s net interest revenue decreased $7.5 million to $12.7 million in the first quarter of fiscal 2012, from $20.2 million in the first quarter of fiscal 2011, due primarily to a decrease in the average loan balance during the period. A 90 basis point decrease in the net yield on earning assets also contributed to the decrease in net interest revenue.

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SWS Reports First Quarter Fiscal 2012 Results / 4

The Bank’s operating expenses were $10.3 million for the three-month period ended September 30, 2011, as compared to $59.2 million for the same period last fiscal year, due primarily to a $39.5 million decrease in the Bank’s loan loss provision and an $8.4 million decrease in other expenses, primarily in the REO provision. The Bank did not record a provision for loan losses in the first quarter of fiscal 2012 and reported net charge-offs of $4.7 million. Last fiscal year’s first quarter loan loss provision was $39.5 million, with net charge-offs of $29.3 million. Stability in the rate of decline in commercial real estate values and a reduction in the size of the Bank’s loan portfolio contributed to the fiscal year-over-year decrease in the loan loss provision. Additionally, last fiscal year’s first quarter loan loss provision included $17.8 million for loans reclassified as held for sale.

As of September 30, 2011, the Bank’s total loan loss allowance was $39.7 million, or 4.9 percent of loans held for investment, excluding purchased mortgage loans held for investment, as compared to $45.4 million, or 4.12 percent of loans held for investment, excluding purchased mortgage loans held for investment, in the same period last fiscal year.

Non-performing assets decreased to $78.3 million at September 30, 2011, from $127.1 million at September 30, 2010. Total classified assets also decreased to $206.7 million at September 30, 2011, from $251.5 million at September 30, 2010.

The Bank’s Tier 1 core capital and total risk-based capital ratios increased to 10.4 percent and 15.4 percent, respectively, at September 30, 2011, from 8.3 percent and 12.6 percent at September 30, 2010.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2012 first quarter on Wednesday, November 9, 2011, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=82761 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

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SWS Reports First Quarter Fiscal 2012 Results / 5

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL STATEMENTS FOLLOW

Segment Results

	Net Revenues		Pre-Tax Income
	Three Months Ended		Three Months Ended
(In thousands)	Sept. 30, 2011	Sept. 24, 2010	Sept. 30, 2011	Sept. 24, 2010
Clearing	$4,966	$5,371	$(76)	$493
Retail	29,210	28,071	1,279	317
Institutional	33,272	42,592	10,160	15,094
Bank	13,021	21,190	2,748	(37,998)
Other consolidated entities	(3,730)	386	(10,415)	(8,183)

Consolidated	$76,739	$97,610	$3,696	$(30,277)

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SWS Reports First Quarter Fiscal 2012 Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 30, 2011 and June 24, 2011

(In thousands, except par values and share amounts)

	September 30, 2011	June 24, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$218,401	$298,903
Restricted cash and cash equivalents	100,022	—
Assets segregated for regulatory purposes	280,556	238,325
Receivable from brokers, dealers and clearing organizations	1,819,566	1,620,523
Receivable from clients, net of allowances	263,025	240,491
Loans held for sale	4,932	5,241
Loans, net	937,037	946,768
Securities owned, at fair value	229,320	221,587
Securities held to maturity	32,707	34,176
Securities purchased under agreements to resell	21,118	42,649
Goodwill	7,552	7,552
Securities available for sale	81,406	2,020
Other assets	137,498	143,922

Total assets	$4,133,140	$3,802,157

Liabilities and Stockholders’ Equity
Short-term borrowings	$152,000	$110,000
Payable to brokers, dealers and clearing organizations	1,764,172	1,568,033
Payable to clients	449,254	397,590
Deposits	1,085,732	1,106,471
Securities sold under agreements to repurchase	8,020	10,313
Securities sold, not yet purchased, at fair value	45,206	68,661
Drafts payable	24,209	23,656
Advances from Federal Home Loan Bank	92,962	94,712
Long-term debt, net	76,424	—
Warrants	24,307	—
Other liabilities	51,577	65,252

Total liabilities	3,773,863	3,444,688

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,276,369 shares at September 30, 2011; issued 33,312,140 and outstanding 32,285,076 shares at June 24, 2011	3,331	3,331
Additional paid-in capital	327,257	326,986
Retained earnings	36,465	34,813
Accumulated other comprehensive income – unrealized holding gain, net of tax	687	765
Deferred compensation, net	3,431	3,308
Treasury stock (1,035,771 shares at September 30, 2011 and 1,027,064 shares at June 24, 2011, at cost)	(11,894)	(11,734)

Total stockholders’ equity	359,277	357,469

Total liabilities and stockholders’ equity	$4,133,140	$3,802,157

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SWS Reports First Quarter Fiscal 2012 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three months ended September 30, 2011 and September 24, 2010

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 30, 2011	Three Months Ended September 24, 2010
Revenues:
Net revenues from clearing operations	$2,660	$2,436
Commissions	35,639	38,772
Interest	33,661	38,840
Investment banking, advisory and administrative fees	9,876	10,787
Net gains on principal transactions	6,271	12,195
Other	4,490	6,320

Total revenue	92,597	109,350

Interest expense	15,858	11,740

Net revenues	76,739	97,610

Non-interest expenses:
Commissions and other employee compensation	53,158	59,003
Occupancy, equipment and computer service costs	7,877	8,493
Communications	2,919	3,238
Floor brokerage and clearing organization charges	1,073	962
Advertising and promotional	549	654
Provision for loan loss	—	39,511
Other	7,467	16,026

Total non-interest expenses	73,043	127,887

Income (loss) before income tax expense (benefit)	3,696	(30,277)
Income tax expense (benefit)	2,044	(9,529)

Net income (loss)	1,652	(20,748)
Net loss recognized in other comprehensive income	(78)	(66)

Comprehensive income (loss)	$1,574	$(20,814)

Earnings (loss) per share – basic
Net income (loss)	$0.05	$(0.64)

Weighted average shares outstanding – basic	32,506,613	32,519,228

Earnings (loss) per share – diluted
Net income (loss)	$0.05	$(0.64)

Weighted average shares outstanding – diluted	32,506,613	32,519,228

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com